Exhibit 3.2

ATI INC.

FOURTH AMENDED AND RESTATED BYLAWS

Dated as of June 22, 2022

i

ARTICLE VII GENERAL PROVISIONS	25

Section 1. Dividends	25

Section 2. Disbursements	25

Section 3. Corporation Seal	25

ARTICLE VIII AMENDMENTS	26

ARTICLE IX CONSTRUCTION	26

FOURTH AMENDED AND RESTATED BYLAWS

OF

ATI INC.

(hereinafter called the “Corporation”)

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 2. Offices. The Corporation may have offices at such places both within and without the State of Delaware as the Board of Directors may from time to time determine.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. Place of Meetings. Each meeting of the stockholders of the Corporation for the election of directors or for any other purpose shall be held at such place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors or the officer of the Corporation calling the meeting as authorized by the Corporation’s Restated Certificate of Incorporation, as it may be amended, restated and/or supplemented from time to time (the “Certificate of Incorporation”), and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 2. Annual Meeting. Each annual meeting of the Corporation’s stockholders (each an “Annual Meeting”) shall be held on such date and at such time as shall be designated by the Board of Directors and stated in the notice of such Annual Meeting, and at each such Annual Meeting the stockholders shall elect by a plurality vote one or more directors in accordance with the Certificate of Incorporation and transact such other business as may properly be brought before such Annual Meeting.

At an Annual Meeting, only such business (other than nominations of directors, which must be made in compliance with, and shall be exclusively governed by, Section 11 of Article III of these Bylaws) shall be conducted as shall have been properly brought before the Annual Meeting (i) pursuant to the Corporation’s notice of the Annual Meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who (A) is a stockholder of record at the time of giving the notice provided for in this Section 2 and at the time of the Annual Meeting, (B) is entitled to vote at the Annual Meeting and (C) has complied with the notice and other procedures set forth in this Section 2. Clause (iii) in the immediately preceding sentence shall be the exclusive means for a stockholder to submit such business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and included in the Corporation’s notice of such Annual Meeting) before an Annual Meeting.

For any such business to be properly brought before an Annual Meeting by a stockholder pursuant to this Section 2, the stockholder must have given timely notice thereof in writing to the Secretary, and such matter must be a proper matter for stockholder action under applicable law. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive office of the Corporation not less than seventy-five (75) days nor more than ninety (90) days prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth (90th) day prior to such Annual Meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such Annual Meeting is first made. In no event shall any adjournment or postponement of an Annual Meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

Such stockholder’s notice shall set forth as to each matter the stockholder proposes to bring before an Annual Meeting (i) a brief description of the business to be brought before such Annual Meeting and the reasons for conducting such business at such Annual Meeting, and the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws or the Certificate of Incorporation, the text of the proposed amendment); (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, (A) the name and address, as they appear on the Corporation’s books, of such stockholder and of such beneficial owner, (B) the class or series and number of shares of the Corporation’s capital stock which are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner, (C) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism related to any class or series of shares of the Corporation’s capital stock or with a value derived in whole or in part from the value of any class or series of shares of the capital stock of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (each a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder or beneficial owner and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of capital stock of the Corporation, (D) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or beneficial owner has a right to vote any shares of capital stock of the Corporation, (E) any short interest of such stockholder or beneficial owner in any security of the Corporation (for purposes of this Section 2, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (F) any rights to dividends on the shares of the capital stock of the Corporation owned beneficially by such stockholder or beneficial owner that are separated or separable from the underlying shares of the capital stock of the Corporation, (G) any proportionate interest in shares of the capital stock of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (H) any performance-related fees (other than an asset-based fee) to which such stockholder or beneficial owner is entitled based on any increase or decrease in the value of shares of the capital stock of the Corporation or Derivative Instruments, if any, as of the date of such notice, including, without limitation, any such interests held by members of such stockholder’s or beneficial owner’s immediate family sharing the same household, and (I) any other information relating to such stockholder and beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (iii) any material interest of the stockholder, and of the beneficial owner, if any, on whose behalf the proposal is made, in such business; (iv) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by the stockholder; (v) a representation that the stockholder is a holder of record of capital stock of the Corporation, entitled to vote at such Annual Meeting, and intends to appear in person or by proxy at such Annual Meeting to propose such business; and (vi) a representation as to whether the stockholder or the beneficial owner, if any, intends, or is or intends to be part of a group (within the meaning ascribed to that term under Section 13(d)(3) of the Exchange Act) that intends, (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or (B) otherwise to solicit proxies from stockholders in support of such proposal.

In addition, to be considered timely, a stockholder’s notice pursuant to this Section 2 shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the Annual Meeting and as of the date that is ten (10) business days prior to the Annual Meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary of the Corporation, not later than five (5) business days after the record date for the Annual Meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the Annual Meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the Annual Meeting or any adjournment or postponement thereof. For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section or Article of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder of the Corporation pursuant to this Section 2, extend any applicable deadlines hereunder or under any other provision of these Bylaws or enable or be deemed to permit a stockholder of the Corporation who has previously submitted notice hereunder or under any other provision of these Bylaws to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before an Annual Meeting.

Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an Annual Meeting except in accordance with the procedures set forth in this Section 2 (other than nominations of directors, which must be made in compliance with, and shall be exclusively governed by, Section 11 of Article III of these Bylaws). The Chairman of the Board may, if the facts warrant, determine that any such business was not properly brought before the Annual Meeting in accordance with the provisions of this Section 2; and if the Chairman of the Board should so determine, the Chairman of the Board shall so declare to the Annual Meeting, and any such business not properly brought before the Annual Meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 2, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the applicable requirements pursuant to this Section 2. Nothing in this Section 2 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. The provisions of this Section 2 shall also govern what constitutes timely notice for purposes of Rule 14a-4(c) of the Exchange Act.

Section 3. Special Meetings. Each special meeting of stockholders shall be held on such date and at such time as shall be designated by the Board of Directors or the officer of the Corporation calling the meeting, as the case may be, as authorized by the Certificate of Incorporation and stated in the notice of such meeting. Special meetings of stockholders, other than those required by statute, may be called only as provided, and for the purposes specified, in the Certificate of Incorporation. Business transacted at a special meeting of stockholders shall be confined to the matters stated in the notice of such meeting.

Section 4. Notice of Meetings; Waiver. Written notice of the place (or if held by remote communications, the means of remote communications by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting), date, and time of all meetings of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or as required from time to time by applicable law or the Certificate of Incorporation. The notice of a special meeting shall also state the purpose or purposes for which the meeting is called.

No notice of any meeting of stockholders need be given to any stockholder who properly waives notice, whether before or after the meeting and whether in writing or by electronic transmission or otherwise. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in a waiver of notice. The attendance, whether in person or by proxy, of any stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except if the stockholder attends such meeting for the express purpose of objecting, at the beginning of such meeting, to the transaction of any business on the ground that such meeting is not lawfully called or convened.

Section 5. Quorum; Adjournment. At any meeting of stockholders, the holders of a majority of all of the shares of the Corporation’s capital stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by applicable law or the Certificate of Incorporation. If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of the Corporation’s capital stock entitled to vote thereat who are present, in person or by proxy, may adjourn the meeting to another place, date, or time without notice other than by announcement at the meeting, until a quorum shall be present or represented. The stockholders present at any duly organized meeting of stockholders may continue to transact business until adjournment, notwithstanding the withdrawal of sufficient stockholders to otherwise render the remaining stockholders less than a quorum.

When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 6. Proxies and Voting. At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or in any other manner as may be permitted under applicable law and filed with the Corporation in accordance with the procedure established for the meeting.

Each stockholder shall have one vote for every share of capital stock entitled to vote and registered in his name on the record date for a meeting of stockholders, except as otherwise provided herein or required by applicable law or the Certificate of Incorporation.

All voting, including on the election of directors but excepting where otherwise provided herein or required by applicable law or the Certificate of Incorporation, may be by a voice vote; provided, however, that at the discretion of the chairperson of the meeting, a stock vote shall be taken. Every stock vote shall be taken by ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. Every vote taken by ballots shall be counted by an inspector or inspectors appointed by the Board of Directors or the chairperson of the meeting.

Except as provided in Section 3 of Article III of these Bylaws, all elections of directors shall be determined by a plurality of the votes cast, and except as otherwise required by applicable law or the Certificate of Incorporation, all other matters shall be determined by a majority of the votes cast.

Section 7. Stock List. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder (provided that the Corporation shall not be required to include electronic mail addresses or other electronic contact information for stockholders on such list) and the number of shares registered in such stockholder’s name, shall be open to the examination of any such stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, either (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours at the principal executive office of the Corporation.

The list of stockholders shall also be kept at the place of the meeting during the whole time thereof and shall be open to the examination of any stockholder who is present. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

ARTICLE III

BOARD OF DIRECTORS

Section 1. Duties and Powers. The business of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by applicable law or the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders of the Corporation.

Section 2. Number and Term of Office. The Board of Directors shall consist of one or more members. The number of directors shall be fixed and may be changed from time to time by resolution duly adopted by a majority of the directors then in office, except as otherwise provided by applicable law or the Certificate of Incorporation. Any director may resign at any time upon written notice to the Corporation. Directors need not be stockholders.

The directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Corporation’s common stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes: Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the whole number of the Board of Directors. At each Annual Meeting, the directors elected to succeed those of the class with a term expiring at such Annual Meeting shall be identified as being of the same class as the directors they succeed and shall be elected to hold office for a term to expire at the third Annual Meeting after their election, or until their earlier resignation or removal, and until their respective successors are duly elected and qualified. The matters set forth in this paragraph are also contained in Article TEN, Section (A) of the Certificate of Incorporation and, accordingly, may be altered, amended or repealed only to the extent such Article TEN, Section (A) of the Certificate of Incorporation is altered, amended or repealed.

Section 3. Vacancies. Except as otherwise fixed pursuant to the provisions of Article FOUR of the Corporation’s Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Corporation’s common stock as to dividends or upon liquidation to elect directors:

(a) In case of any increase in the number of directors, the additional director or directors, and in case of any vacancy in the Board of Directors due to death, resignation, removal, disqualification or any other reason, the successors to fill the vacancies, shall be elected by a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and the director or directors so chosen shall hold office until the next meeting of stockholders duly called for that purpose and until their successors are duly elected and qualified, or until their earlier resignation or removal.

(b) Directors appointed in the manner provided in paragraph (a) above to newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, removal, disqualification or any other cause shall hold office for a term expiring at the next Annual Meeting at which the term of the class to which they have been elected expires.

(c) No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

This Section 3 is also contained in Article TEN, Section (B) of the Corporation’s Certificate of Incorporation, and, accordingly, may be altered, amended or repealed only to the extent such Article TEN, Section (B) of the Corporation’s Certificate of Incorporation is altered, amended or repealed.

Section 4. Meetings. The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such times and at such places as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman of the Board, the President or a majority of the directors then in office. Notice of any such meeting stating the place (or if held by remote communications, the means of remote communications by which directors may be deemed to be present in person and vote and participate at such meeting), date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by electronic mail or other electronic transmission, telephone, telegram, facsimile transmission or personal delivery on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate under the circumstances. Such meetings may be held at any time without notice if all directors are present or if all directors not present waive such notice in accordance with Section 2 of Article VI of these Bylaws.

Section 5. Quorum; Adjournment. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors, a majority of the directors then in office shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. A majority of the directors present at a meeting, whether or not a quorum is present, may adjourn the meeting to another place or time. No notice need be given of any adjourned meeting unless the place and time of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of Section 4 of this Article III of these Bylaws shall be given to each Director.

Section 6. Actions of Board Without a Meeting. Unless otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and all such writings or (to the extent possible) electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee, as the case may be.

Section 7. Meetings by Means of Remote Communications. Unless otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board of Directors of the Corporation, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee, as the case may be, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 7 shall constitute presence in person at such meeting.

Section 8. Committees. The Board of Directors may, by resolution passed by a majority of the directors then in office, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee, subject to applicable law. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member, subject to applicable law. Any committee, to the extent allowed by applicable law and provided in the Bylaw or resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each committee shall keep regular minutes and report to the Board of Directors when required.

Section 9. Compensation. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors or any committee thereof and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

Section 10. Removal. Any director or directors may be removed from office only as provided in the Certificate of Incorporation.

Section 11. Nomination of Directors. (a) Only persons who are nominated in accordance with the procedures set forth in this Section 11 shall be eligible for election as directors. In addition to the right of the Board of Directors to make nominations for the election of directors, nominations for the election of directors may be made by any person who is (i) a stockholder of record at each of (A) the time of giving of the Nomination Notice or Proxy Inclusion Notice, in either case as provided for in this Section 11, and (B) the time of the applicable Annual Meeting, and (ii) entitled to vote for the election of directors at the applicable Annual Meeting and fully complies with all applicable notice and other procedures set forth in this Section 11.

(b) To be eligible to be a nominee for election or reelection as a director, any prospective nominee (whether nominated by or at the direction of the Board of Directors or by a stockholder), or someone acting on such prospective nominee’s behalf, must deliver (in accordance with any applicable time periods prescribed in this Section 11) to the Secretary at the principal executive office of the Corporation a completed and signed written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request). Upon request by the Corporation, the prospective nominee must also provide a signed, written representation and agreement, in the form provided by the Secretary, that such prospective nominee: (A) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such prospective nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such prospective nominee’s ability to comply, if elected as a director of the Corporation, with such prospective nominee’s fiduciary duties under applicable laws; (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and (C) would be in compliance, if elected as a director of the Corporation, and will comply with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation. For purposes of this Section 11, a “nominee” shall include any person being considered to fill a vacancy on the Board of Directors.

(c) For any proposed director nomination by a stockholder (other than a nomination pursuant to Section 11(d) of this Article III, in which case the applicable notice provisions are as set forth in Section 11(h) of this Article III), the nominating stockholder must have given timely notice thereof (each a “Nomination Notice”) in writing to the Secretary at the principal executive office of the Corporation. To be timely, a Nomination Notice must be delivered to the Secretary at the principal executive office of the Corporation not less than seventy-five (75) days nor more than ninety (90) days prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, in order to be timely, a Nomination Notice must be so delivered no earlier than then ninetieth (90th) day prior to such Annual Meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such Annual Meeting is first made. In no event shall any adjournment or postponement of an Annual Meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a Nomination Notice as described above.

Such Nomination Notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (A) all information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act (including such person’s written consent to being named as a nominee and to serving as a director if elected), and (B) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, on whose behalf the nomination is being made, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; (ii) as to the stockholder giving the notice and the beneficial owner on whose behalf the nomination is made, (A) the name and address, as they appear on the Corporation’s books, of such stockholder and of such beneficial owner, (B) the class or series and number of shares of the Corporation’s capital stock which are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner, (C) any Derivative Instrument directly or indirectly owned beneficially by such stockholder or beneficial owner and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the capital stock of the Corporation, (D) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or beneficial owner has a right to vote any security of the Corporation, (E) any short interest of such stockholder or beneficial owner in any security of the Corporation (for purposes of this Section 11, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (F) any rights to dividends on any shares of the capital stock of the Corporation owned beneficially by such stockholder or beneficial owner that are separated or separable from the underlying shares of capital stock of the Corporation, (G) any proportionate interest in shares of capital stock of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (H) any performance-related fees (other than an asset-based fee) to which such stockholder or beneficial owner is entitled based on any increase or decrease in the value of shares of the capital stock of the Corporation or Derivative Instruments, if any, as of the date of such notice, including, without limitation, any such interests held by members of such stockholder’s or beneficial owner’s immediate family sharing the same household, and (I) any other information relating to such stockholder and beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (iii) a representation that the stockholder is a holder of record of capital stock of the Corporation entitled to vote at such Annual Meeting and intends to appear in person or by proxy at such Annual Meeting to propose such nomination; and (iv) a representation as to whether the stockholder or the beneficial owner, if any, intends, or is or intends to be part of a group that intends, (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the nominee and/or (B) otherwise to solicit proxies from stockholders in support of such nomination. In addition, the stockholder making such nomination shall promptly provide any other information reasonably requested by the Corporation, including, without limitation, information to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

In addition, to be considered timely, a Nomination Notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such Nomination Notice shall be true and correct as of the record date for the Annual Meeting and as of the date that is ten (10) business days prior to the Annual Meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary of the Corporation, not later than five (5) business days after the record date for the Annual Meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the Annual Meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the Annual Meeting or any adjournment or postponement thereof. For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section or Article of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any Nomination Notice, extend any applicable deadlines hereunder or under any other provision of these Bylaws or enable or be deemed to permit a stockholder of the Corporation who has previously submitted a Nomination Notice or a notice under any other provision of these Bylaws to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before an Annual Meeting.

(d) Subject to the provisions of this Section 11, if expressly requested in the applicable Proxy Inclusion Notice, the Corporation shall include in its proxy statement for its next Annual Meeting:

(i) the name of any person nominated for election pursuant to Section 11(h) of this Article III (each a “Nominee”) by any Eligible Holder or group of up to twenty (20) Eligible Holders that has (individually and collectively, in the case of a group) satisfied all applicable conditions and complied with all applicable procedures set forth in this Section 11 (each such Eligible Holder or group of Eligible Holders, as the case may be, a “Nominating Stockholder”);

(ii) all disclosure about each Nominee and Nominating Stockholder required under the rules of the U.S. Securities and Exchange Commission (the “SEC”) or other applicable law, regulation or stock exchange listing standard to be included in such proxy statement;

(iii) any statement provided by a Nominating Stockholder in the Proxy Inclusion Notice for inclusion in such proxy statement in support of a Nominee’s election (subject, without limitation, to Section 11(i)(ii)), if such statement does not exceed five hundred (500) words per nominee, as calculated in good faith by the Corporation; and

(iv) any other information that the Corporation determines, in its discretion, to include in such proxy statement relating to the nomination of a Nominee, including, without limitation, any statement in opposition to any such nomination and any of the information provided pursuant to this Section 11.

(e) The name of any Nominee included in a proxy statement of the Corporation pursuant to Section 11(d) of these Bylaws shall be included on any ballot relating to the election of directors distributed at the applicable Annual Meeting and shall be set forth on a form of proxy (or other format through which the Corporation permits proxies to be submitted) distributed by the Corporation in connection with election of directors at such Annual Meeting so as to permit stockholders to vote on the election of such Nominee.

(f) (i) The Corporation shall not be required to include in its proxy statement for an Annual Meeting more Nominees than that number of directors constituting twenty percent (20%) of the total number of directors of the Corporation on the last day on which a Proxy Inclusion Notice may be submitted pursuant to this Section 11 (rounded down to the nearest whole number, but not less than two (2)) (the “Maximum Number”). If the Maximum Number is greater than two, the Maximum Number for a particular Annual Meeting shall be reduced (but not reduced to less than two (2)) by (A) the number of Nominees (i) whose respective nominations are subsequently withdrawn by the applicable Nominating Stockholder, (ii) that the Board of Directors itself decides to nominate for election at such Annual Meeting or (iii) who decline such nomination, and (B) the number of incumbent directors who had been Nominees at any of the preceding three annual meetings of stockholders and whose reelection at the upcoming Annual Meeting is being recommended by the Board of Directors. In the event that one or more vacancies for any reason occurs on the Board of Directors after the applicable deadline set forth in Section 11(h) of this Article III but before the date of the applicable Annual Meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(ii) If the aggregate number of Nominees for any Annual Meeting exceeds the Maximum Number, then, promptly upon notice from the Corporation but in no event later than five business days after receipt of such notice, each Nominating Stockholder will select one Nominee for inclusion in the Corporation’s proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the net long position disclosed in each Nominating Stockholder’s Proxy Inclusion Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Nominee. If, after the applicable deadline for submitting a Proxy Inclusion Notice, a Nominating Stockholder becomes ineligible or withdraws its nomination or a Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing of the Corporation’s definitive proxy statement, then all nominations made by such Nominating Stockholder shall be disregarded, and the Corporation (a) shall not be required to include in its proxy statement or on any ballot or form of proxy any Nominee proposed by such Nominating Stockholder or any successor or replacement nominee proposed by such Nominating Stockholder or by any other Nominating Stockholder and (b) may otherwise communicate to its stockholders, including, without limitation, by amending or supplementing its proxy statement or ballot or form of proxy, that such Nominee will not be included as a Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the Annual Meeting.

(g) (i) An “Eligible Holder” is a person who has either (A) been a record holder of shares of the Corporation’s capital stock used to satisfy the eligibility requirements to make a nomination pursuant to Section 11(d) of these Bylaws continuously for the relevant three-year period or (B) provides to the Secretary, within the time period referred to in Section 11(h) of these Bylaws, evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors or its designee, acting in good faith, determines to be acceptable for purposes of a stockholder proposal under Rule 14a-8(b)(2) under the Exchange Act. Notwithstanding anything to the contrary in this Section 11, any two or more collective investment funds that are (A) under common management and investment control, (B) under common management and funded primarily by the same employer or (C) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one stockholder or beneficial owner for purposes of determining the number of Eligible Holders which are within a group for purposes of Section 11(g)(ii) of these Bylaws; provided that each such collective investment fund otherwise meets the requirements of an Eligible Holder and provided that each such group of collective investment funds delivers to the Secretary of the Corporation at the principal executive offices of the Corporation, no later than the final date when a Proxy Inclusion Notice may be timely delivered to the Secretary of the Corporation, documentation reasonably satisfactory to the Corporation that demonstrates that each collective investment fund within such group satisfies the requirements of an Eligible Holder.

(ii) Any Eligible Holder or group of up to twenty (20) Eligible Holders may submit a nomination pursuant to Section 11(d) of these Bylaws only if such Eligible Holder or group (in the aggregate), as the case may be, has continuously been a holder of full voting rights and a net long position in shares of the Corporation’s capital stock allowing such Eligible Holder to have at least the Minimum Voting Power continuously throughout the three-year period preceding and including the date of submission of the Proxy Inclusion Notice, and continues to hold full voting rights and a net long position in shares of the Corporation’s capital stock allowing such Eligible Holder to have at least the Minimum Voting Power continuously through the date of the applicable Annual Meeting.

(iii) The “Minimum Voting Power” means three percent (3%) of the aggregate voting power of the Corporation’s outstanding capital stock as of the most recent date for which the amount of the Corporation’s outstanding capital stock is given in any filing by the Corporation with the SEC prior to the submission of the Proxy Inclusion Notice.

(iv) For purposes of this Section 11, a Nominating Stockholder’s “net long position” shall include only those outstanding shares of the Corporation’s capital stock as to which the Nominating Stockholder possesses both (i) the full voting and investment rights pertaining to such shares and (ii) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided, that the number of shares calculated in accordance with clauses (i) and (ii) above shall not include any shares (x) sold by such Nominating Stockholder or any affiliate of such Nominating Stockholder in any transaction that has not been settled or closed, (y) borrowed by such Nominating Stockholder or any affiliate of such Nominating Stockholder for any purpose or purchased by such Nominating Stockholder subject to an agreement to resell, or (z) subject to any Derivative Instrument or similar agreement, whether or not any such Derivative Instrument or agreement is to be settled with shares of the Corporation’s capital stock or with cash based on the notional amount or value of outstanding shares of the Corporation’s capital stock, in any such case which Derivative Instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time, such Nominating Stockholder or affiliate’s full right to vote or direct the voting of any such shares and/or (2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such Nominating Stockholder or affiliate. For purposes of this Section 11, a Nominating Stockholder’s net long position shall be deemed to include shares of capital held in the name of a nominee or other intermediary so long as the Nominating Stockholder retains the right to instruct how such shares are voted with respect to the election of directors and possesses the full economic interest in such shares. A Nominating Stockholder’s ownership of shares shall be deemed to continue during any period in which the Nominating Stockholder has loaned such shares or delegated any voting power over such shares by means of a proxy, power or attorney or other instrument or arrangement only if the Nominating Stockholder has the power to recall loaned shares on five or fewer business days’ prior notice or if such delegation is revocable at any time by the Nominating Stockholder. Whether any outstanding share of the Corporation’s capital stock is owned by a Nominating Stockholder in a manner that satisfies the ownership requirements to make a nomination pursuant to Section 11(d) of these Bylaws shall be determined in good faith by the Corporation. For purposes of this Section 11, the term “affiliate” shall have the meaning ascribed thereto under the General Rules and Regulations under the Exchange Act, and the term “Nominating Stockholder” shall include, individually, each member of a group of Eligible Holders constituting such Nominating Stockholder.

(v) A record holder acting on behalf of one or more beneficial owners will not be counted separately as a stockholder with respect to the shares owned by beneficial owners on whose behalf such record holder has been directed in writing to act, but each such beneficial owner will be counted separately, subject to the other provisions of this Section 11, for the purpose of determining the number of Eligible Holders in a group constituting a Nominating Stockholder.

(vi) No person shall be permitted to be in more than one group constituting a Nominating Stockholder in connection with the same Annual Meeting, and, if any person appears as a member of more than one group, such person shall be deemed to be a member of the group that has the largest net long position as reflected in the applicable Proxy Inclusion Notice.

(h) To nominate a Nominee, the Nominating Stockholder must, no earlier than one hundred fifty (150) calendar days and no later than one hundred twenty (120) calendar days before the anniversary of the date on which the Corporation mailed its proxy statement for the prior year’s Annual Meeting, submit to the Secretary at the principal executive office of the Corporation all of the following information and documents (collectively, the “Proxy Inclusion Notice”); provided, however, that if (and only if) the Annual Meeting at which such nomination will be considered is not scheduled to be held within a period that commences thirty (30) calendar days before such anniversary date and ends thirty (30) calendar days after such anniversary date (an Annual Meeting date outside such period being referred to herein as an “Other Meeting Date”), the Proxy Inclusion Notice shall be given in the manner provided herein by the later of the close of business on (i) the date that is one hundred eighty (180) calendar days prior to such Other Meeting Date or (ii) the tenth (10th) day following the date such Other Meeting Date is first publicly announced or disclosed:

(i) A Schedule 14N (or any successor form) relating to the Nominee, completed and filed with the SEC by the Nominating Stockholder as applicable, in accordance with SEC rules;

(ii) A written notice, in a form deemed satisfactory by the Board of Directors or its designee, acting in good faith, of the nomination of such Nominee that includes all of the following additional information, agreements and representations by the Nominating Stockholder (including each Eligible Holder constituting such Nominating Stockholder):

(1) all information required to be included in a Nomination Notice pursuant to Section 11(c) of this Article III;

(2) the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N if it existed on the date of submission of the Schedule 14N;

(3) a representation that the Nominating Stockholder did not acquire, and is not holding, any securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;

(4) a representation that neither the Nominee’s candidacy nor, if elected, Board membership would violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded;

(5) a representation that the Nominee:

(A) does not have any direct or indirect relationship with the Corporation other than those relationships that are categorically immaterial pursuant to the Corporation’s Corporate Governance Standards, as most recently published on its website, and otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation’s securities are traded;

(B) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act;

(C) is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code;

(D) will not have reached his or her seventy-second (72nd) birthday as of the date of the applicable Annual Meeting; and

(E) is not and has not been subject to any event specified in Item 401(f) of Regulation S-K, without regard to whether the event is material to an evaluation of the ability or integrity of the Nominee or whether the event occurred in the ten-year time period referenced in such Item;

(6) a representation that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 11(f) of this Article III and has provided evidence of ownership to the extent required by Section 11(f)(i) of this Article III;

(7) a representation that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 11(f) of this Article III through the date of the applicable Annual Meeting;

(8) details of any position of the Nominee as an officer or director of any competitor (i.e., any entity that produces products or provides services that compete with or are alternatives to products produced or services provided by the Corporation or its affiliates) of the Corporation or any of its affiliates, within the three years preceding the submission of the Proxy Inclusion Notice;

(9) a representation that the Nominating Stockholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-(l)(2)(iv)) under the Exchange Act with respect to the applicable Annual Meeting, other than with respect to the Nominee;

(10) if desired, a statement for inclusion in the proxy statement in support of the Nominee’s election, provided that such statement shall not exceed five hundred (500) words per Nominee, as calculated in good faith by the Corporation; and

(11) in the case of a nomination by a Nominating Stockholders comprised of a group of Eligible Holders, the designation by all group members of a single group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination; and

(iii) an executed agreement, in a form deemed satisfactory by the Board of Directors or its designee, acting in good faith, pursuant to which the Nominating Stockholder (including each Eligible Holder in a group constituting such Nominating Stockholder) agrees:

(a) to comply with all applicable laws, rules and regulations in connection with the nomination and election;

(b) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Proxy Inclusion Notice;

(c) to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder to comply with, or any breach or alleged breach of, its obligations, agreements or representations under this Section 11; and

(d) in the event that any information included in the Proxy Inclusion Notice, or any other communications by the Nominating Stockholder, with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or due to a subsequent development omits a material fact necessary to make the statements made not misleading), or that the Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in Section 11(g) of this Article III, to promptly (and in any event within forty-eight (48) hours of discovering such misstatement or omission) notify the Secretary and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission.

(iv) an executed agreement, in a form deemed satisfactory by the Board of Directors or its designee, acting in good faith, by the Nominee:

(a) to provide to the Corporation such other information as it may reasonably request;

(b) that the Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the Corporation’s Corporate Governance Guidelines and Corporate Guidelines for Business Conduct and Ethics and any other policies and guidelines of the Corporation applicable to directors; and

(c) that the Nominee is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with service or action as a director of the Corporation, or any agreement, arrangement or understanding with any person or entity as to how the Nominee would vote or act on any issue or question as a director, in each case that has not been disclosed to the Corporation.

The information and documents required by this Section 11(h) shall be (i) provided with respect to and executed by each Eligible Holder in a group constituting a Nominating Stockholder, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Item 6(c) and (d) of Schedule 14N in the case of a Nominating Stockholder or group member thereof that is an entity. The Proxy Inclusion Notice shall be deemed submitted on the date on which all of the information and documents referred to in this Section 11(h) (other than such information and documents contemplated to be provided after the date on which the Proxy Inclusion Notice is provided) have been provided to the Secretary.

(i) (i) Notwithstanding anything to the contrary contained in this Section 11, the Corporation may omit from its proxy statement any Nominee, and such nomination shall be disregarded and no vote on such Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:

(a) the Corporation receives a Nomination Notice pursuant to Section 11(c) of this Article III indicating that a stockholder intends to nominate one or more candidates for director at the same Annual Meeting;

(b) the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the applicable Annual Meeting to present the nomination submitted pursuant to Section 11(d) of this Article III;

(c) the Board of Directors, acting in good faith, determines that such Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of any stock exchange on which the Corporation’s securities are traded;

(d) the Nominee was nominated for election to the Board of Directors pursuant to Section 11(d) of this Article III at either of the Corporation’s two preceding Annual Meetings and received a vote in favor by less than twenty-five percent (25%) of the shares of the Corporation’s capital stock entitled to vote for such Nominee;

(e) the Corporation is notified, or the Board of Directors acting in good faith determines, that a Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in Section 11(f) of this Article III, any of the representations made in the Proxy Inclusion Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), the Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of the obligations, agreements or representations of the Nominating Stockholder or the Nominee under this Section 11; or

(f) the Corporation determines in good faith that the Nominee has reached or will reach his or her seventy-second (72nd) birthday on or before the date of the applicable Annual Meeting.

In addition, to be considered timely, a Proxy Inclusion Notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such Proxy Inclusion Notice shall be true and correct as of the record date for the Annual Meeting and as of the date that is ten (10) business days prior to the Annual Meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary of the Corporation, not later than five (5) business days after the record date for the Annual Meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the Annual Meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the Annual Meeting or any adjournment or postponement thereof. For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section or Article of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any Proxy Inclusion Notice, extend any applicable deadlines hereunder or under any other provision of these Bylaws or enable or be deemed to permit a stockholder of the Corporation who has previously submitted a Proxy Inclusion Notice or a notice under any other provision of these Bylaws to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before an Annual Meeting.

(ii) Notwithstanding anything to the contrary contained in this Section 11, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of a Nominee included in a Nomination Notice, if the Board of Directors in good faith determines that:

(a) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

(b) such information directly or indirectly impugns character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or

(c) the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.

(i) Notwithstanding anything in these Bylaws to the contrary, no stockholder of the Corporation may nominate a candidate for director at an Annual Meeting except in accordance with the procedures set forth in this Section 11. The Chairman of the Board may, if the facts warrant, determine that any such nomination was not properly brought before an Annual Meeting in accordance with the provisions of this Section 11; and if the Chairman of the Board should so determine, the Chairman of the Board shall so declare to the Annual Meeting, and any such nomination not properly brought before the Annual Meeting shall not be made. Notwithstanding the provisions of this Section 11, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 11; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the applicable requirements set forth in this Section 11 with respect to director nominations by stockholders of the Corporation.

Section . Effect of Withheld Votes in Uncontested Elections for Director. 12Any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his election than votes “for” such election shall promptly tender his resignation to the Board of Directors. The Nominating and Governance Committee of the Board of Directors (the “Nominating and Governance Committee”), and/or such other committee as may be duly authorized by the Board of Directors, shall evaluate the director’s tendered resignation and shall recommend to the Board of Directors whether to accept or reject such resignation or take other action. The Board of Directors shall act to accept or reject such resignation within ninety (90) days following the certification of the election results of the stockholder meeting at which the election of directors was held, and the Corporation shall promptly disclose the Board of Directors’ decision and its reasons therefor in a press release, a Current Report on Form 8-K or other periodic filing with the SEC, or any other broadly disseminated means of communication. The Nominating and Governance Committee (and any other committee as may be duly authorized by the Board of Directors to make a recommendation to the Board of Directors regarding such resignation) in evaluating such resignation and making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant.

Any director who tenders his resignation pursuant to this policy shall not participate in any consideration of such resignation or any resulting action by the Board of Directors, the Nominating and Governance Committee or any other committee as may be duly authorized by the Board of Directors to consider such resignation or take any resulting action. If such director’s resignation is not accepted by the Board of Directors, such director shall continue to serve until the expiration of such director’s term and until his successor is duly elected, or his earlier death, resignation, retirement, disqualification or removal. If such director’s resignation is accepted by the Board of Directors, then the Board of Directors, in its sole discretion, may fill any resulting vacancy or decrease the size of the Board of Directors pursuant to any applicable provisions of the Certificate of Incorporation and these Bylaws.

ARTICLE IV

OFFICERS

Section 1. General. The officers of the Corporation shall be appointed by the Board of Directors and shall consist of a Chairman of the Board, Chief Executive Officer, a President, such number of Vice Presidents as the Board of Directors shall elect from time to time, a Secretary, a Treasurer (or a position with the duties and responsibilities of a Treasurer) and such other officers and assistant officers (if any) as the Board of Directors may from time to time appoint. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these Bylaws otherwise provide.

Section 2. Election; Term of Office. Each officer of the Corporation shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors together with the powers and duties customarily exercised by such officer; and each officer of the Corporation shall hold office until such officer’s successor is duly elected and qualified or until such officer’s earlier death, resignation, retirement or removal. Any officer may resign at any time upon written notice to the Corporation. The Board of Directors may at any time, with or without cause, by the affirmative vote of a majority of directors then in office, remove any officer.

Section 3. Chairman of the Board. The Chairman of the Board shall preside at all meetings of the stockholders and the Board of Directors and shall have such other duties and powers as may be prescribed by the Board of Directors from time to time. The Board of Directors may also designate one of its members as Vice Chairman of the Board. The Vice Chairman of the Board (if any) shall, during the absence or inability to act of the Chairman of the Board, have the powers and perform the duties of the Chairman of the Board, and shall have such other powers and perform such other duties as shall be prescribed from time to time by the Board of Directors.

Section 4. Chief Executive Officer. The Chief Executive Officer shall have general charge and control over the affairs of the Corporation, subject to the Board of Directors, shall see that all orders and resolutions of the Board of Directors are carried out, shall report thereon to the Board of Directors, and shall have such other powers and perform such other duties as shall be prescribed from time to time by the Board of Directors.

Section 5. President. The President shall have general and active management of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall have and exercise such further powers and duties as may be specifically delegated to or vested in the President from time to time by these Bylaws or the Board of Directors. In the absence of the Chairman of the Board or the Vice Chairman of the Board (if any) or in the event of the inability of or refusal to act by the Chairman of the Board, the Vice Chairman of the Board (if any), or if the Board has not designated a Chairman or Vice

Chairman, the President shall perform the duties of the Chairman of the Board, and when so acting, shall have all of the powers and be subject to all of the restrictions upon the Chairman of the Board.

Section 6. Vice President. In the absence of the President or in the event of his inability or refusal to act, the Vice President (or in the event there be more than one vice president, the vice presidents in the order designated by the directors) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The vice presidents shall perform such other duties and have such other powers as the Board of Directors or the President may from time to time prescribe.

Section 7. Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

Section 8. Assistant Secretaries. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President or the Secretary, and shall have the authority to perform all functions of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

Section 9. Treasurer. The Treasurer shall have the custody of the corporate funds and securities, shall keep complete and accurate accounts of all receipts and disbursements of the Corporation, and shall deposit all monies and other valuable effects of the Corporation in its name and to its credit in such banks and other depositories as may be designated from time to time by the Board of Directors or any designee of the Board of Directors. The Treasurer shall disburse the funds of the Corporation, taking proper vouchers and receipts for such disbursements. The Treasurer shall, when and if required by the Board of Directors, give and file with the Corporation a bond, in such form and amount and with such surety or sureties as shall be satisfactory to the Board of Directors, for the faithful performance of his duties as Treasurer. The Treasurer shall have such other powers and perform such other duties as the Board of Directors or the President shall from time to time prescribe.

Section 10. Assistant Treasurers. Except as may be otherwise provided in these Bylaws, Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President or the Treasurer, and shall have the authority to perform all functions of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer.

Section 11. Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE V

STOCK

Section 1. Form of Certificates; Uncertificated Shares. The shares of the capital stock of the Corporation shall be represented by certificates; provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its capital stock shall be uncertificated shares evidenced by registration in book-entry accounts, in accordance with applicable law. Any such resolution shall not apply to shares of capital stock represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of capital stock in the Corporation represented by a certificate, and upon request every holder of uncertificated shares of capital stock in the Corporation, shall be entitled to have a certificate signed, in the name of the Corporation (i) by the Chairman of the Board or the President or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares of the Corporation’s capital stock owned by such holder and represented thereby.

Section 2. Signatures. Any or all of the signatures on a certificate representing capital stock of the Corporation may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate representing capital stock of the Corporation shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 3. Lost Certificates. The Board of Directors may direct a new certificate to be issued or an appropriate book-entry to be recorded in place of any certificate representing capital stock of the Corporation theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of capital stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or book-entry recording, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4. Transfers. Capital stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these Bylaws. Transfers of such capital stock shall be made on the books of the Corporation only by the person named in the applicable certificate or book-entry recording or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be cancelled before a new certificate shall be issued, or upon the transfer of such capital stock by appropriate book-entry procedures. Subject to the provisions of applicable law, the Certificate of Incorporation and these Bylaws, the Board of Directors may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, transfer and registration of capital stock of the Corporation.

Section 5. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at any meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 6. Beneficial Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares of the Corporation’s capital stock to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of such shares, and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

Section 7. Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, the President, any Vice President, the Secretary or any Assistant Secretary, and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation or other business entity in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

ARTICLE VI

NOTICES

Section 1. Notices. Whenever written notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee of the Board of Directors or stockholder, such notice may be given by mail or be given personally or by telegram, facsimile transmission, telex, cable or other electronic transmission. If any such notice is mailed, it shall be deemed to have been given when deposited in the United States mail, postage prepaid, directed to the recipient at the recipient’s address as it appears in the records of the Corporation, or, if the recipient shall have filed with the Secretary a written request that notices to the recipient be mailed to another address, then directed to the recipient at such other address. Notice shall be deemed to be given (i) if given by facsimile, when directed to a facsimile number at which the recipient has consented to receive notices; (ii) if given by electronic mail, when directed to an electronic mail address at which the recipient has consented to receive notices; (iii) if given by posting on an electronic network together with separate notice to the recipient of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice in accordance with this Section 1; and (iv) if given by any other form of electronic transmission, when directed to the recipient in a manner reasonably expected to cause the recipient to receive such notice. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 2. Waiver of Notice. Whenever any notice is required by law, the Certificate of Incorporation or these Bylaws to be given to any director, member or a committee or stockholder, a waiver thereof in writing or submitted by an electronic transmission, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

ARTICLE VII

GENERAL PROVISIONS

Section 1. Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting or by any committee of the Board of Directors having such authority at any meeting thereof, and may be paid in cash, in property, in shares of the capital stock or in any combination thereof. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

Section 2. Disbursements. All notes, checks, drafts and orders for the payment of money issued by the Corporation shall be signed in the name of the Corporation by such officers or such other persons as the Board of Directors may from time to time designate.

Section 3. Corporation Seal. The corporate seal, if the Corporation shall have a corporate seal, shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE VIII

AMENDMENTS

Except as otherwise specifically stated within an Article to be altered, amended or repealed, these Bylaws may be altered, amended or repealed and new Bylaws may be adopted at any meeting of the Board of Directors or of the stockholders, provided notice of the proposed change was given in the notice of the meeting.

ARTICLE IX

CONSTRUCTION

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the General Corporation Law of the State of Delaware shall govern the construction of these Bylaws. Without limiting the generality of this provision, (i) the singular number includes the plural, (ii) the plural number includes the singular, (iii) the term “person” includes a natural person, a corporation or any other entity of any type, (iv) the masculine gender includes the feminine gender and vice versa and (v) all references in these Bylaws to officers with a particular title shall be to officers of the Corporation holding such title, unless the context of such reference provides otherwise. All restrictions, limitations, requirements and other provisions of these Bylaws shall be construed, insofar as possible, as supplemental and additional to all provisions of law applicable to the subject matter thereof and shall be fully complied with in addition to the said provisions of law unless such compliance shall be illegal. Any article, section, subsection, subdivision, sentence, clause or phrase of these Bylaws which upon being construed in the manner provided in this Article IX shall be contrary to or inconsistent with any applicable provisions of law, shall not apply so long as said provisions of law shall remain in effect, but such result shall not affect the validity or applicability of any other portions of these Bylaws, it being hereby declared that these Bylaws would have been adopted and each article, section, subsection, subdivision, sentence, clause or phrase thereof, irrespective of the fact that any one or more articles, sections, subsections, subdivisions, sentences, clauses or phrases is or are illegal. All references in these Bylaws to any statute, law, regulation or rule also shall include any successor statute, law, regulation or rule, as the case may be.

26